Exhibit 3.2
Amendment to the Certificate of Determination for Series A Preferred Stock
Imaging3, Inc.

AMENDMENT TO CERTIFICATE OF DETERMINATION
OF
IMAGING3, INC.

Christopher Sohn and Xavier Aguilera hereby certify as follows:

1.           They are the President and the Secretary, respectively, of Imaging3, Inc., a California corporation (the “Company”).

2.           The number of authorized shares of Preferred Stock is 1,000,000, 1,000 of which have been issued.  The number of authorized shares of Series A Preferred Stock is 1,000, 1,000 of which have been issued.

3.           The Board of Directors has duly adopted the following resolution:

WHEREAS, the Articles of Incorporation authorize the Board of Directors to increase the number of shares constituting a series of Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby increase the number of authorized shares constituting the Series A Preferred Stock as follows:

Section 1 of the Company’s Certificate of Determination filed on or about November 22, 2011 (the “Certificate”) is hereby amended and restated as follows:

1:           Designation

There is hereby designated a series of Preferred Stock to be known as “Series A Preferred Stock” and the authorized number of shares of Series A Preferred Stock shall be 3,000 shares, with the rights, preferences, privileges, and restrictions set forth in this Certificate.

Christopher Sohn, President

Xavier Aguilera, Secretary

The undersigned hereby declare under penalty of perjury under the laws of the State of California that they have read the foregoing amendment to certificate of determination and know the contents thereof and that the same is true and correct of their own knowledge.

Dated: March___, 2012

Christopher Sohn, President

Xavier Aguilera, Secretary